Exhibit 99.1

COMSTOCK HOMEBUILDING COMPANIES, INC.  REPORTS 173% GROWTH
IN SETTLEMENTS FOR THIRD QUARTER 2005

Company also reports increases in total new orders, new order revenue, average sales price, settlements, units in backlog, and backlog revenue for the nine months ended September 30, 2005 as compared to nine months ended September 30, 2004

RESTON, VA – October 7, 2005 – Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI), today announced preliminary new order and settlement results for both the three months and nine months ended September 30, 2005.   On a year-to-date basis as of September 30, 2005 the Company posted gains in new orders and settlements as follows:

	For the nine months ended September 30,
				adjusted to exclude Eclipse and Raleigh
	2004	2005	% Change	2004	2005	% Change
	(number in 000s except units)

Total new orders	524	588	12.2%	306	463	51.3%
Total new order revenue	184,874	221,131	19.6%	108,229	166,243	53.6%
Average new order revenue	352.8	376.1	6.6%	353.7	359.1	1.5%
Net new orders	490	523	6.7%	272	407	49.6%
Net new order revenue	170,644	197,166	15.5%	93,999	135,152	43.8%
Average net new order price	348.3	377.0	8.3%	345.6	332.1	-3.9%
Settlements	208	403	93.8%	208	377	81.3%
Backlog	135,442	231,833	71.2%	58,797	80,100	36.2%
Backlog units	377	567	50.4%	159	187	17.6%
Average backlog revenue	359.3	408.9	13.8%	369.8	428.3	15.8%

	For the three months ended September 30,
				adjusted to exclude Eclipse and Raleigh
	2004	2005	% Change	2004	2005	% Change
	(number in 000s except unit data)			(number in 000s except unit data)

Total new orders	298	146	-51.0%	80	139	73.8%
Total new order revenue	102,299	45,093	-55.9%	25,654	42,015	63.8%
Average new order revenue	343.3	308.9	-10.0%	320.7	302.3	-5.7%
Net new orders	287	117	-59.2%	69	113	63.8%
Net new order revenue	97,484	34,398	-64.7%	20,839	32,811	57.4%
Average net new order price	339.7	294.0	-13.4%	302.0	290.4	-3.9%
Settlements	74	202	173.0%	74	194	162.2%

“The strong results Comstock experienced during the third quarter is in keeping with our expectations for continued growth in 2005 and beyond,” said Christopher Clemente, Chairman and CEO.  “Because of the tremendous demand experienced upon opening our Eclipse at Potomac Yard project where we reported 218 new orders in the third quarter of 2004 we are displaying adjusted results to provide a clear picture of the growth we have experienced in our homebuilding division and the greater Washington DC area in particular.  We believe that both the continuing pace of job growth in our core market of the greater Washington, DC metropolitan area and the current shortage of housing relative to the projected population growth provide a solid foundation for the housing market well into the future.”

In addition, the Company reported the following project-specific information for the three months ended September 30, 2005:

•                  Penderbrook Square - the Company reported 69 net new orders valued at approximately $17.5 million and 69 settlements.  Backlog revenue at the end of the quarter was approximately $2.7 million on 12 units;

•                  Villas at Countryside - the Company reported 36 net new orders valued at approximately $10.4 million and 23 settlements.  Backlog revenue at the end of the quarter was approximately $3.7 million on 13 units;

•                  Hamlets of Blue Ridge – during the three months ended September 30, 2005 the Company sold and delivered 19 lots to an unrelated third party homebuilder for $6.55 million.  Backlog revenue on the remaining lots at the Hamlets at the end of the third quarter was approximately $15.3 million.  The sold lots were not included in previously reported backlog at June 30, 2005.

The Company will report full operating results for the nine months ended September 30, 2005 in early November.  When available, the details of the release date and corresponding investor conference call will be available on the Company’s website under the Investor Relations section.

About Comstock Homebuilding Companies, Inc.  Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use developments and condominium conversions.  The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers.  For more information on Comstock, please visit www.comstockhomebuilding.com.

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.